AMENDMENT TO
DISTRIBUTION AGREEMENT

THIS AMENDMENT, dated as of the 13th day of July, 2006, by and among Advisors Series Trust, a Delaware statutory trust (the “Trust”), Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”), and Pacific Income Advisors, Inc., “the Advisor”), as parties to the Distribution Agreement dated as of July 13th, 2005 (the “Agreement”).

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit A of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit A (“Amended Exhibit A”) attached herein.

Exhibit B of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit B (“Amended Exhibit B”) attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ADVISORS SERIES TRUST	QUASAR DISTRIBUTORS, LLC
By: /s/ Eric M. Banhazl	By: /s/ James R. Schoenike
Name: Eric M. Banhazl	James R. Schoenike
Title: President	Title: President

PACIFIC INCOME ADVISORS, INC.
By: /s/ Thad M. Brown
Name: Thad M. Brown
Title: Senior Vice President – COO

Amended Exhibit A
to the Distribution Agreement

Fund Names

Pacific Income Advisors, Inc.

Name of Series	Date Added
PIA BBB Bond Fund	10/27/2004
PIA MBS Bond Fund	02/28/2006
PIA Short Term Government Securities Fund	10/27/2004
PIA Total Return Bond Fund	10/27/2004

Amended Exhibit B
to the
Distribution Agreement – at July, 2006
Pacific Income Advisors, Inc.

Basic Distribution Services*
• [_]basis point of the Fund’s average daily net assets, payable monthly in arrears
• Minimum annual fee:  first class or series -- $[____]; each additional series -- $[____]

Advertising Compliance Review/NASD Filings
• $[____]per job for the first [____]pages (minutes if tape or video); $[____]per page (minute if tape or video) thereafter
• Non-NASD filed materials, e.g. Internal Use Only Materials
$[____]per job for the first [____]pages (minutes if tape or video); $[____]per page (minutes if tape or video) thereafter.
• NASD Expedited Service for 3 Day Turnaround
$[____]for the first [____]pages (minutes if audio or video); $[____]per page (minute if audio or video) thereafter.  (Comments are faxed.  NASD may not accept expedited request.)

Licensing of Investment Advisor’s Staff (if desired)
• $[____]per year per registered representative
• Quasar is limited to these licenses for sponsorship:  Series, 6, 7, 24, 26, 27, 63, 66, 63/65
• Plus all associated NASD and State fees for Registered Representatives, including license and renewal fees.

Fund Fact Sheets
• Design - $[____]per fact sheet, includes first production
• Production - $[____]per fact sheet per production period
• All printing costs are out-of-pocket expenses, and in addition to the design fee and production fee.

Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:
• typesetting, printing and distribution of Prospectuses and shareholder reports
• production, printing, distribution and placement of advertising and sales literature and materials
• engagement of designers, free-lance writers and public relations firms
• long-distance telephone lines, services and charges
• postage
• overnight delivery charges
• NASD registration fees
      (NASD advertising filing fees are included in Advertising Compliance Review section above)
• record retention
• travel, lodging and meals
Fees are billed monthly.
* Subject to CPI increase, MilwaukeeMSA.